Exhibit 23.2

Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Reg. No. 333-231873) and Form S-8 (Reg. Nos. 333-211023 and 333-143900) of Olympic Steel, Inc. of our report dated February 15, 2019 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 25, 2021